iShares Trust

Screen #2 attachment for funds beyond series 90

91            ISHARES DJ US BROKER-DEALERS INDEX FUND N
92            ISHARES DJ US INSURANCE INDEX FUND N
93         ISHARES DJ US REGIONAL BANKS INDEX FUND   N
94         ISHARES DJ US AEROSPACE & DEFENSE INDEX FUND        N
95            ISHARES DJ US HOME CONSTRUCTION INDEX FUND N
105        ISHARES KLD 400 SOCIAL INDEX FUND                   N
109            ISHARES FTSE NAREIT REAL ESTATE 50 INDEX FUND N
110            ISHARES FTSE NAREIT RESIDENTIAL INDEX FUND N
111            ISHARES FTSE NAREIT INDUSTRIAL/OFFICE INDEX FUND N
112            ISHARES FTSE NAREIT RETAIL INDEX FUND N
113            ISHARES FTSE NAREIT MORTGAGE REITS INDEX FUND N
114            ISHARES DJ EPAC SELECT DIVIDEND INDEX FUND N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://www.ishares.com/library/semiannual_reports.jhtml